Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman and Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President and Chief Financial Officer

(716) 888-3634

CTG ANNOUNCES ACQUISITION OF ETRINITY, A BENELUX

HEALTHCARE IT SERVICES PROVIDER

BUFFALO, N.Y. — February 1, 2013 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, today announced that it has acquired etrinity, a provider of IT services to the healthcare market in Belgium and the Netherlands, from i-Cros Nv of Antwerp, Belgium. Terms of the transaction were not disclosed. CTG expects the acquisition will be neutral to slightly accretive to its 2013 earnings.

Founded in 2000, etrinity’s 2012 revenue approximated U.S. $3 million. The firm’s IT services are targeted to the healthcare provider market and include clinical systems integration and implementation, application management, technology support for medical imaging, training, and technical resources. There are no changes anticipated in the management and employees of etrinity. etrinity will operate as a subsidiary of CTG and be aligned closely with CTG’s European operations with headquarters near Brussels, Belgium. CTG Europe is an important IT service provider in Belgium, Luxembourg, and the United Kingdom and employs approximately 600 people.

“CTG is very pleased to purchase a healthcare IT services firm with etrinity’s capabilities and reputation in a geographic region where we are already established as a leading provider of IT services,” said CTG Chairman and Chief Executive Officer James R. Boldt. “This strategic acquisition is also very well-timed as the European market is starting to move toward adopting U.S. electronic medical records (EMR) systems that enhance the delivery of healthcare from a cost and outcomes perspective. It also coincides with some of the largest U.S. EMR software companies recently establishing operations in several western European countries. CTG is a leading U.S. provider of healthcare IT services, putting us in a strong position to leverage our experience and expertise to capitalize on the emerging healthcare IT growth opportunities in Europe. As we look to step up the growth of CTG’s healthcare IT business, which contributes about one-third to our current revenue, etrinity is the model for the kind of follow-on acquisitions we want to make: smaller niche healthcare IT providers in the U.S. and Europe.”

Jeroen Van Maercke, Chief Executive Officer of etrinity, said, “We are very excited to be joining forces with CTG, a highly respected IT services provider in the European market that is part of a large financially strong U.S. company with significant implementation experience and expertise in EMR systems expected to be adopted in Western Europe over the next few years. Access to the sizable technical resources of CTG’s healthcare business and European operations also provides us the capacity to significantly grow our business and offer clients a broader portfolio of healthcare IT services.”

Filip Gydé, Vice President and General Manager of CTG Europe, commented, “The purchase of etrinity significantly strengthens CTG’s ability to provide IT support to healthcare organizations in the European region. etrinity’s knowledge of the European healthcare market and its specialized IT needs combined with CTG’s over 25 years of healthcare IT experience offer a powerful value proposition to Europe healthcare providers. Having known etrinity’s CEO Jeroen Van Maercke and COO, Wim Iwens for some time, I have the highest regard for their abilities and am confident that etrinity is both an excellent fit with and great addition to the CTG organization.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

About etrinity

etrinity NV, founded in 2000, is a Benelux health care system integrator with a complete set of services and solutions and highly experienced and dynamic IT professionals with a single focus on healthcare. etrinity’s mission is to create added value in healthcare as an independent, innovative and strategic partner. Our extensive knowledge in the healthcare sector, combined with a complete range of services and solutions create added value for our customers and partners. More information can be found on the Web at www.etrinity.eu.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2011 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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